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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Overstock.com, Inc.:

        We consent to the incorporation by reference in the registration statements (No. 333-162674, 333-160512, 333-124441 and 333-123540) on Form S-8 of Overstock.com, Inc. of our reports dated March 31, 2010, with respect to the consolidated balance sheet of Overstock.com, Inc. as of December 31, 2009, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss) and cash flows for the year ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Overstock.com, Inc.

        Our report dated March 31, 2010, on the effectiveness of internal control over financial reporting as of December 31, 2009, expresses our opinion that Overstock.com, Inc. did not maintain effective internal control over financial reporting as of December 31, 2009 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company lacked a sufficient number of accounting professionals with the necessary knowledge, experience, and training to adequately account for and perform adequate supervisory reviews of significant transactions and the inadequate design of information technology program change and program development controls.

/s/ KPMG LLP

Salt Lake City, UT
March 31, 2010

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  Exhibit 23.2